Exhibit 4.3

FINAL

Dated this 8th day of June 2012

Kraft Foods Inc.

First Part

Kraft Foods Ireland Production Limited

Kraft Foods Europe Services GMBH

Kraft Foods Ireland Limited

Kraft Foods Europe Procurement GMBH

Second Part

Paul Butler

Fintan O’Reilly

and

Timothy Bartle

Third Part

The Kraft Foods Inc. Irish Employee Share Scheme

(adopted by resolution of the Board of Directors on 27 September 2011)

THE KRAFT FOODS INC. IRISH EMPLOYEE SHARE SCHEME

LIST OF CONTENTS

7.02	May rely upon information provided by a Participating Company	6
7.03	May act notwithstanding personal interest	6
7.04	May retain benefits	6
7.05	Acquisition of shares in the Company	6
7.06	Extent of liability	6
7.07	Indemnity	6
7.08	Remuneration	7
7.09	Meaning of “Trustee” in Clause 7	7

8.	PARTICIPATION BY PARTICIPATING COMPANIES	7

9.	CONTRACTS OF EMPLOYMENT	7

9.01	Relationship to contract of employment	7
9.02	Overriding right of Participating Companies	7

10.	CASES OF DOUBT	7

10.01	Matters to be determined by Participating Companies	7
10.02	Trustees to determine all other matters	7

11.	POWER OF AMENDMENT	8

11.01	Power of amendment	8
11.02	Restrictions on power of amendment	8
11.03	Meaning of “amend”	8

12.	COSTS AND EXPENSES	8

13.	TERMINATION OF THE SCHEME	8

13.01	Termination of the Scheme	8
13.02	Action on termination	8

14.	CLAIMS BY PARTICIPANTS	8

15.	COUNTERPARTS	9

	The First Schedule	10
	The Second Schedule	12
	The Third Schedule	28

THIS DEED is made the 8th day of June 2012

BETWEEN:-

(1)	KRAFT FOODS INC. a company incorporated in Virginia, United States of America and whose registered office is at Three Lakes Drive, Northfield, IL 60093 (the “Company”),

(2)	KRAFT FOODS IRELAND PRODUCTION LIMITED a private limited company incorporated in Ireland with registered number 8306 and whose registered office is situated at Malahide Road, Coolock, Dublin 5, KRAFT FOODS EUROPE SERVICES GmbH a company incorporated in Switzerland and registered as a branch in Ireland under number 906608 and whose Irish registered office is situated at Malahide Road, Coolock, Dublin 5, KRAFT FOODS IRELAND LIMITED a private limited company incorporated in Ireland with registered number 8513 and whose registered office is situated at Malahide Road, Coolock, Dublin 5,and KRAFT FOODS EUROPE PROCUREMENT GmbH a company incorporated in Switzerland and registered as a branch in Ireland under number 906620 and whose Irish registered office is situated at Malahide Road, Coolock, Dublin 5, (each a “Participating Subsidiary”), and

(3)	PAUL BUTLER of 187 Seapark, Malahide, Co. Dublin, FINTAN O’REILLY of 61 Greenwood Avenue, Blunden Drive, Dublin 13 and TIMOTHY BARTLE of Cum-a-ciste, Sea Road, Malahide, Co Dublin (together the “Trustees”).

RECITALS

(A)	The Company wishes to establish a profit sharing scheme approved in accordance with the provisions of Chapter 1 of Part 17 of and Schedule 11 to the Taxes Consolidation Act 1997 and constituting an “employees’ share scheme” as that expression is defined in Section 2 of the Companies (Amendment) Act 1983 of Ireland for the provision by the Company and any other Participating Companies of funds for the subscription or purchase by the Trustees of Shares in the Company.

(B)	This Scheme is established pursuant to a resolution of the Board dated 27 September 2011.

(C)	The Trustees have agreed to be the first Trustees of the Scheme.

THIS DEED PROVIDES as follows:-

1.	INTERPRETATION AND CONSTRUCTION

Definitions and construction

1.01	The definitions and rules of construction set out in the First Schedule shall apply throughout this Deed including the Appendix.

Schedules

1.02	The Schedules to this Deed form part of it.

Governing law

1.03	This Deed shall be construed in accordance with the laws of the Republic of Ireland.

2.	CONSTITUTION OF THE SCHEME

Establishment of the Scheme

2.01	The Scheme is constituted and established by this Deed to begin on, and to operate with effect from, the date of this Deed.

Name of the Scheme

2.02	The Scheme shall be known as “The Kraft Foods Inc. Irish Employee Share Scheme”.

Objects of the Scheme

2.03	The main purpose and object of the Scheme is the provision by the Company and the other Participating Companies of funds for the purchase by the Trustees of Shares in the Company.

Contributions

2.04	The Company covenants with the Trustees -

(i)	to pay to them, or to procure that the other Participating Companies pay to them, such sums as pursuant to this Deed are required to be paid to them, and

(ii)	to carry out, or to procure that the other Participating Companies carry out, such other covenants as pursuant to this Deed are required of it or of the other Participating Companies.

Existence of trusts

2.05:1	Subject as provided in the Rules and to the limitations set out in Clause 2.05:2, the Trustees shall -

(i)	apply the Contributions and Salary Forgone Funds received by them in the acquisition of Shares as soon as practicable after receipt of the Contributions and Salary Forgone Funds,

(ii)	hold the Shares once appropriated and all other Trust Property deriving from the Shares on trust for the Participants to whom those Shares have been appropriated, and

(iii)	apply and deal with the Shares and all other Trust Property deriving from the Shares in accordance with the Rules.

2.05:2	The limitations referred to in Clause 2.05:1 are as follows:-

(i)	The Trustees shall not dispose of any of a Participant’s Appropriated Shares during the Period of Retention (whether by transfer to the Participant or otherwise) except as mentioned in paragraphs (a), (b) or (c) of section 511(6) of the Act.

(ii)	The Trustees shall not dispose of any of a Participant’s Appropriated Shares after the end of the Period of Retention except pursuant to a direction validly given by or on behalf of the Participant or any person in whom the beneficial interest in those Shares is for the time being vested and by a transaction which would not involve a breach of the Participant’s obligations as expressed in Rule 9.02.

(iii)	The Trustees shall deal only pursuant to a direction given by or on behalf of the Participant (or any person in whom the beneficial interest in that Participant’s Appropriated Shares is for the time being vested) with any right conferred in respect of any of those Shares to be allotted other shares, securities or rights of any description.

Unutilised cash

2.06	Where in accordance with any of the Rules the Trustees hold any unutilised cash, they shall stand possessed of it and any income from it upon trust to apply it as directed in the Rules and shall, if requested, notify the Company of the amount so held by them and its application.

Accounts and records and tax

2.07:1	The Trustees shall maintain such accounts and records as may be required for the proper operation of the Scheme in accordance with statute and the general law and, in particular, as may be necessary to enable them to carry out their obligations under Chapter 1 of Part 17 of and Schedule 11 to the Act.

2.07:2	The Company shall supply the Trustees with all information necessary to enable the Trustees:

(i)	to maintain the necessary accounts and records required to enable them to carry out their obligations under Chapter 1 of Part 17 of and Schedule 11 to the Act,

(ii)	to make the annual returns which must be filed with the Revenue Commissioners in accordance with Section 510(8) of the Act,

(iii)	to respond to any statutory requests for information from the Revenue Commissioners, and

(iv)	otherwise properly to operate the Scheme.

2.07.:3	The Trustees shall at all times comply with their obligations to make the tax payments properly incurred by them in the course of operating the Scheme.

Participant’s income tax

2.08	Where a Participant becomes liable to income tax under Schedule E of the Act by reason of the occurrence of any event in relation to, or in respect of, his Appropriated Shares, the Trustees shall inform him of any facts known to them and relevant to determining that liability.

3.	THE TRUSTEES

Number and Independence

3.01	The number of Trustees shall not be less than three except that a company or a trust corporation may be appointed as the sole Trustee or to act jointly with other trustees. The Company hereby declares and confirms the independence of the Trustees in the exercise of all their statutory functions and obligations under the Scheme and undertakes that it will not influence them in any manner. The Trustees shall administer the Scheme impartially and in accordance with the Trust Deed and Rules of the Scheme.

Appointment and removal

3.02:1	Either the Company or the Trustees may at any time by deed appoint any person to be an additional trustee of the Scheme. In the event of any dispute between the Company and the Trustees as to any new trustee appointment, the decision of the Company shall be final.

3.02:2	The Company may at any time by deed remove any trustee of the Scheme, subject to the prior written approval of the Revenue Commissioners.

Retirement

3.03	Where a Trustee -

(i)	gives not less than one month’s notice (or such shorter notice period as the Company may agree) in writing to the Company and the remaining Trustees, and

(ii)	executes such documents and does such things as may be necessary, or reasonably required by the Company to effect retirement he shall be deemed to have retired from the trusts of the Scheme.

Trustee ceasing to be resident in the Republic of Ireland

3.04	Where a Trustee ceases to be resident in the Republic of Ireland for tax purposes he shall forthwith be deemed to have retired from the trusts of the Scheme and shall do such acts and execute such deeds as the Company may reasonably require to give effect to his retirement.

Casual vacancies

3.05	Notwithstanding anything to the contrary in this Clause 3, the Trustees may continue to act despite any casual or temporary vacancy in their number.

4.	MEETINGS OF TRUSTEES

Trustees’ meetings

4.01:1	Subject to Clause 4.02, the Trustees may meet for the despatch of business, adjourn and otherwise regulate their meetings as they think fit.

4.01:2	Any Trustee may participate in a meeting of the Trustees by means of a conference telephone or similar communicating equipment whereby all persons participating in the meeting can hear each other, and participation in a meeting in this manner will be deemed to constitute presence in person at such meeting but, for the purposes of determining whether the quorum for the transaction of business exists, any Trustee in telephonic communication with a meeting of Trustees will not be counted in the quorum.

Conduct of meetings

4.02	If and for so long as there are three or more Trustees -

(i)	a quorum necessary for the transaction of business by the Trustees shall be a majority of them,

(ii)	the chairman of a meeting of the Trustees shall be appointed by agreement between the Trustees present at the meeting or (in default of agreement) by lot from among them, and

(iii)	all business brought before a meeting of the Trustees shall be decided by a majority of the votes of the Trustees present and voting on the business and, in the case of any equality of votes, the chairman of the meeting shall have a casting vote.

Written resolutions

4.03:1	A resolution in writing signed by a majority of the Trustees but of which due notice has been given to all of the Trustees individually shall be as valid as if the resolution had been passed at a meeting of the Trustees.

4.03:2	A resolution in writing may comprise one document signed by a majority of the Trustees or separate documents in the same terms which when taken together have been signed by a majority of the Trustees.

Majority decisions

4.04	Where the Trustees exercise any power or discretion by a majority, any Trustee who has dissented from that exercise shall, but without being responsible for any resulting loss, execute or sign any deed or document and do any act necessary to give effect to that exercise.

5.	GENERAL POWERS OF TRUSTEES

General powers of Trustees

5.01	The Trustees may exercise all the powers, rights and privileges in connection with the Scheme necessary or proper to enable them to carry out all or any transaction, act, deed or thing arising under, or in connection with, the Scheme.

Safe custody of documents of title

5.02:1	The Trustees may place any documents of title to any Trust Property in safe custody with such person (whether within or outside Ireland and/or the United Kingdom) as they think fit and may arrange for any Shares to be held by a custodian and/or nominee on their behalf and in certificated or uncertificated form.

5.02:2	Where documents of title are placed in safe custody or otherwise held in accordance with Clause 5.02:1 –

(i)	they shall be held to the order of the Trustees, and

(ii)	the Trustees shall not be responsible for their loss or destruction.

Income received by the Trustees

5.03:1	Any money received by the Trustees may be placed on a current or deposit account established by the Trustees with any bank carrying on business in the Republic of Ireland. Any bank account operated by the Trustees in connection with the Scheme may be operated by such Trustee or Trustees or by any two or more persons (not being Trustees) as the Trustees may in their discretion direct.

5.03:2	The Trustees shall not be required to earn interest in respect of monies received by them but if they do they shall apply that interest (after paying any taxation in respect of it) in meeting the costs, charges, and other expenses of administering the Scheme.

5.03:3	Where a Trustee -

(i)	is a bank or a trust corporation carrying on business in the Republic of Ireland which operates current accounts, or

(ii)	is a trust corporation carrying on business in the Republic of Ireland which is associated with a bank by being a subsidiary, fellow subsidiary or holding company of the bank,

any money received by the Trustees may, in the first mentioned case, be held by that Trustee in a current or deposit account suitably designated as a trust account, and in the last mentioned case be placed on current or deposit account with the associated bank, in any such case without the Trustee concerned being liable to account for any benefit which may result to it.

Initial Market Value

5.04	The Initial Market Value of Shares shall be determined in accordance with Rule 4.04. The Trustees may with the approval of the Board enter into an agreement in writing with the Revenue Commissioners pursuant section 510(2) of the Act where Rule 4.04 does not apply.

6.	DELEGATION BY TRUSTEES

General

6.01	Except as required by Part 5 of Schedule 11 to the Act, the Trustees may from time to time delegate to the extent permitted by the Trustee Act 1893 any of their powers, duties and discretions to any one or more of their number or a committee composed of such persons as they may decide.

Appointment of agents and staff

6.02:1	The Trustees may from time to time employ or retain such persons as they think fit in the transaction of any business of, or in the administration of, the Scheme.

6.02:2	A person employed or retained by the Trustees may (so long as he is acting in good faith and without negligence) comply with any directions issued to him by the Trustees without being obliged to ascertain whether or not those directions are in accordance with the provisions of this Deed.

Receipts and discharges

6.03:1	The Trustees may authorise in writing such of their number or such person as they think fit to give receipts and discharges for any monies or other property payable, transferable or deliverable to the Trustees and each receipt or discharge shall be as valid as if it had been given by all of the Trustees.

6.03:2	Where the written authority of the Trustees given in accordance with Clause 6.03:1 is produced to any person, he may, unless he has received express notice in writing from the Trustees of its revocation, assume and act upon the assumption that the authority remains unrevoked.

Remuneration of agents

6.04	Where the Trustees appoint or employ a person in accordance with the provisions of this Clause 6, the Trustees may pay him such remuneration (if any) as they decide and that remuneration shall be deemed to be an expense of the Scheme and shall be payable in accordance with Clause 12.

Corporate Trustee

6.05	A trustee hereof being a corporation may in the execution and exercise of all of the trusts, powers and discretions vested in it under the Scheme act by its appropriate officers and employees.

7.	POSITION OF TRUSTEES

May rely upon professional advisers

7.01	Subject to Clause 7.06, where the Trustees rely upon the advice or opinion (whether or not obtained by them) of any professional adviser, they shall not be responsible for any resulting loss.

May rely upon information provided by a Participating Company

7.02	Subject to Clause 7.06, the Trustees may rely upon any information supplied to them by a Participating Company without being responsible for any resulting loss.

May act notwithstanding personal interest

7.03	The decision of, or the exercise of a power by, the Trustees shall not be invalidated or questioned on the ground that any Trustee had a direct or personal interest in the result of the decision or the exercise of the power.

May retain benefits

7.04:1	A Trustee who is a Participant may retain all benefits and exercise all rights to which he is entitled as a Participant and shall not be liable to account for any benefit which he obtains from the Scheme.

7.04:2	A Trustee who is or becomes a director of, or a holder of any other office or employment in, a Participating Company may retain any fees or remuneration received by him in connection with that office or employment notwithstanding that his retention of, or appointment to, the office or employment may be directly or indirectly due to the exercise or non-exercise of any votes by the Trustees.

Acquisition of shares in the Company

7.05:1	A Trustee shall not be precluded from acquiring, holding or dealing with any securities of the Company or from entering into, or being interested in, any contract or arrangement or other transaction to which the Company is a party or in which the Company is in any way interested and shall not in any manner whatsoever be liable to account to the Company or any beneficiary under the Scheme for any resulting profits made or benefits obtained.

7.05:2	In this Clause 7.05, the word “Company” includes any subsidiary of the Company and any other company in which the Company or a subsidiary of the Company is interested.

Extent of liability

7.06	A Trustee shall not be responsible, chargeable or liable in any manner whatsoever except for his fraud or deliberate and culpable disregard of the interests of the beneficiaries under the Scheme and in the case of a Trustee engaged in the business of providing a trustee service for a fee, for his negligence.

Indemnity

7.07:1	The Company shall indemnify each of the Trustees, and to the extent that the Company fails to so indemnify him a Trustee shall be indemnified directly out of the property held under the Scheme (not including Appropriated Shares or funds held on behalf of a Participant), against all liabilities incurred by the Trustee in the execution or professed execution of the trusts of the Scheme and in the management and administration of the Scheme other than liabilities arising from -

(i)	his fraud or deliberate and culpable disregard of the interests of the beneficiaries under the Scheme, and

(ii)	in the case of a Trustee engaged in the business of providing a trustee service for a fee, his negligence.

7.07:2	The Company shall be reimbursed by each of the other Participating Companies in respect of any payment made by the Company under Clause 7.07:1 to such extent and in such proportions as the Company may decide.

Remuneration

7.08:1	A Trustee may charge and be paid such remuneration for his services as may be agreed with the Company from time to time.

7.08:2	A Trustee, any firm in which a Trustee (or officer of a corporate trustee) is a partner and any subsidiary or associated company or firm of a Trustee or in which a Trustee is interested, whether as an officer or shareholder, may retain any brokerage, commission, fee, remuneration or dividend (other than a dividend payable in respect of any of the Trust Property) payable directly to him or it.

7.08:3	Where a Trustee is a person engaged in any profession or business, he may charge and be paid all usual professional or business and other charges for work done and time expended by him or his firm in connection with the Scheme whether in the ordinary course of his profession or business or not and including acts which a Trustee who is not in any profession or business could have done personally.

Meaning of “Trustee” in Clause 7

7.09	The words “Trustees” or “Trustee” in this Clause 7 include any director, officer or other employee of any Trustee which is a company.

8.	PARTICIPATION BY PARTICIPATING COMPANIES

The Company may from time to time by deed (in the form set out in the Third Schedule or in such other form as the Trustees may agree and the Revenue Commissioners may approve) agree that any Subsidiary which is under the control of the Company (within the meaning of section 432 of the Act) shall become a Participating Company for the purposes of the Scheme. A Subsidiary will cease to be a Participating Company as and from the date it ceases to be a Subsidiary or ceases to be under the control (within the meaning of section 432 of the Act) of the Company or on such other date as the Company may by deed declare.

9.	CONTRACTS OF EMPLOYMENT

Relationship to contract of employment

9.01	Nothing in this Deed shall in any way restrict the right of a Participating Company to terminate the service of an employee or shall be used in aggravation of damages in any action, counter-claim or suit brought by an employee against any Participating Company in respect of the termination of his employment.

Overriding right of Participating Companies

9.02	Nothing in this Deed shall in any way be construed as imposing upon a Participating Company a contractual obligation as between the Participating Company and an employee to contribute or to continue to contribute to the Trust Property.

10.	CASES OF DOUBT

Matters to be determined by Participating Companies

10.01	In the case of any doubt or dispute as to -

(i)	whether any person is eligible to be a Participant,

(ii)	the amount of any person’s earnings, or

(iii)	the length of a person’s service,
the decision of the Participating Company which is his sole or principal employer shall (save for manifest error) be conclusive.

Trustees to determine all other matters

10.02	Subject to Clause 10.01, the Trustees shall decide all questions and matters of doubt arising under the Scheme and every decision, whether made upon a question actually raised or implied, shall, save for manifest error, be conclusive.

11.	POWER OF AMENDMENT

Power of amendment

11.01	Subject to Clause 11.02, the Company may by deed amend all or any of the provisions of this Deed.

Restrictions on power of amendment

11.02	The power of amendment conferred by Clause 11.01 is subject to the following restrictions -

(i)	whilst the Scheme is approved under the Act no amendment shall have effect unless it has been approved by the Revenue Commissioners in writing pursuant to the Act, and

(ii)	no amendment may be made which affects adversely the rights of a Participant in respect of his Shares or any of them.

Meaning of “amend”

11.03	In the preceding sub-clauses of this Clause 11, the expression “amend” includes “extend” and “abrogate” and “amendment” shall be construed accordingly.

12.	COSTS AND EXPENSES

All costs, expenses, charges, stamp duties and other liabilities of, and incidental to, the administration and determination of the Scheme shall be payable by the Trustees who shall (after deducting any amounts retained by the Trustees against such expenses pursuant to the Rules) be reimbursed in full by the Participating Companies in such proportions as may be determined from time to time by the Company.

13.	TERMINATION OF THE SCHEME

Termination of the Scheme

13.01	The Company may at any time upon notice in writing to the Trustees terminate the Scheme, provided that the Scheme cannot be terminated until all the Appropriated Shares held have passed their Release Date.

Action on Termination

13.02:1	Upon the termination of the Scheme, any Shares registered in the names of the Trustees (or their nominee) to which any Participant is absolutely entitled shall be transferred to such Participant provided this would not be in breach of Chapter 1 of Part 17 of and Schedule 11 to the Act.

13.02:2	Upon termination of the Scheme any Shares held by the Trustees which have not been appropriated to Participants shall be sold by the Trustees and the sale proceeds applied in accordance with Clause 13.02:3.

13.02:3	Upon the termination of the Scheme, the Trustees shall distribute any amounts (excluding Salary Forgone Funds) received by them from Participating Companies and not otherwise applied by them in accordance with the provisions of this Deed (including for the payment of costs and expenses) amongst the Participating Companies so that, in so far as is practicable, Contributions made by Participating Companies are returned pro rata to them. Salary Forgone Funds paid to the Trustees shall be returned in full to the Participating Companies from which they were received. The amount of Salary Forgone Funds received by each Participating Company must be paid pro-rata to those of its employees who elected to forgo salary at the next available pay date (in so far as is practicable) and before the end of tax year in which the salary was forwent. Any such payment to an employee shall be paid subject to deduction of appropriate tax, universal social charge, pay related social insurance and any other duties for which the Participating Company is required to account by law.

14.	CLAIMS BY PARTICIPANTS

14.01	Any person who is entitled or prospectively entitled to any benefit under the Scheme shall produce such evidence or information regarding their entitlement as may be reasonably required by the Trustees and until such evidence or information is produced the Trustees may withhold the payment of such benefit.

14.02	No person who is entitled to a benefit under the Scheme will be entitled to claim such benefit more than six years after it has fallen due if the reason for the non-payment of that benefit within the said period of six years was the failure of that person to claim it or the lack of knowledge by the Trustees of the existence or whereabouts of that person or of any fact or facts giving that person the right thereto, but the Trustees may pay any such benefit or any part thereof if in their absolute discretion the Trustees think fit so to do. At the expiry of such period of six years any unclaimed or unpaid benefits may be sold (where Shares are held) and applied by the Trustees towards the costs and expenses of the Scheme, or repaid to any Participating Company at the absolute discretion of the Trustees.

15.	COUNTERPARTS

This Deed may be executed in any number of counterparts and by the several parties to it on separate counterparts, each of which when so executed will constitute an original but all of which together will evidence the same Deed.

IN WITNESS whereof this Deed has been duly executed as a deed by the parties to it on the day and year first before written.

FIRST SCHEDULE

Definitions and Rules of Construction

1.	DEFINITIONS

In these Rules -

“Act” means the Taxes Consolidation Act, 1997;

“Allocation System” means, in relation to the operation of the Scheme in a Fiscal Year, the system of calculating and paying Contributions and Salary Forgone Funds and allocating Shares to Participants set out in the Appendix to the Second Schedule or such other system as may from time to time be adopted by the Board and approved by the Revenue Commissioners;

“appropriate” means to vest a beneficial interest (subject to the provisions of the Deed) in specific Shares in a Participant in accordance with these Rules and the expression “appropriation” shall be construed accordingly;

“Appropriated Shares”, in relation to any Participant, means such securities as have been appropriated or are deemed to have been appropriated to him under the Scheme and are for the time being held by the Trustees and, where the context so admits, includes any New Shares;

“Approved Scheme” means any scheme which is for the time being approved by the Revenue Commissioners in accordance with Chapter 1 of Part 17 of and Schedule 11 to the Act;

“Articles of Incorporation” means the articles of incorporation of the Company in force at any given time;

“Basic Salary” for each appropriation means a Participant’s basic annual salary (but excluding any bonus, commission, overtime or other fluctuating payments) as at the date that invitations are sent out to employees in respect of that appropriation;

“Board” means the directors present at a duly convened meeting at which a quorum is present of (i) the board of directors of the Company or (ii) the Human Resources and Compensation Committee of the board of directors of the Company or a valid resolution in writing of the board or such committee (including by a duly authorised representative of either, with delegated authority to act);

“Company” means Kraft Foods Inc. registered in Virginia, United States of America and whose registered office is at Three Lakes Drive, Northfield, IL 60093;

“Contribution” means any amount payable to the Trustees by a Participating Company in accordance with Rule 3 not including Salary Forgone Funds;

“Deed” means this deed (as from time to time amended, extended or abrogated);

“Fiscal Year” means the annual accounting period of the Company ending on December 31 or on such other date as determined by the Company from time to time;

“Group” means the Company and its Subsidiaries for the time being and the expression “Member of the Group” shall be construed accordingly;

“Initial Market Value”, in relation to any Shares appropriated to a Participant means the initial market value as determined in accordance with Rule 4.04;

“New Shares” has the meaning ascribed to it by section 514 of the Act;

“Participant” means any individual who is eligible or is admitted to participate in the Scheme in accordance with Rule 2 in the relevant Fiscal Year;

“Participating Company” means the Company, Participating Subsidiary and any Subsidiary which has entered into a deed in accordance with Clause 8 and remains for the time being a Participating Company;

“Period of Retention”, in relation to any of a Participant’s Appropriated Shares, means the period beginning on the date on which those Shares were, or were deemed to have been, appropriated to him and ending on the earliest of the following dates:-

(i)	the second anniversary of that date or such other anniversary as may be specified in the Act,

(ii)	the date on which the Participant ceases to be an employee or director of any Participating Company by reason of injury or disability or on account of his being dismissed by reason of redundancy within the meaning of the Redundancy Payments Act, 1967, to 1991,

(iii)	the date on which the Participant reaches pensionable age as defined in section 2 of the Social Welfare Consolidation Act, 2005, or

(iv)	the date of the Participant’s death

Provided that, for the purposes of paragraph (ii) above, a Participant shall not be treated as ceasing to be an employee or director until such time as he is no longer an employee or director of any of the Participating Companies;

“Release Date”, in relation to any of a Participant’s Appropriated Shares, means the third anniversary of the date on which those Shares were, or were deemed to have been, appropriated to him or such other anniversary as may be specified in the Act;

“Rules” means the Rules set out in the Second Schedule (as from time to time amended, extended or abrogated);

“Salary Forgone Funds” means such contributions from Participant’s salary for the purchase of Shares as may be permitted in accordance with the Allocation System;

“Salary Forgone Share” means any Appropriated Share purchased from Salary Forgone Funds;

“Scheme” means the Scheme constituted by the Deed of which this Schedule forms a part;

“Shares” means shares of class A common stock of no par value in the capital of the Company;

“Stock Exchange” means the New York Stock Exchange (or any successor or assignee thereof);

“Subsidiary” means any subsidiary of the Company within the meaning of the U.S. Securities Exchange Act 1934, (as amended from time to time) which is controlled by the Company, control being construed in accordance with Section 432 of the Act;

“Trustees” means the Trustees for the time being of the Scheme;

“Trust Property” means all Contributions and Salary Forgone Funds received by the Trustees and any securities, monies or other property derived from those amounts for the time being vested in or held by the Trustees, and

“Year of Assessment” has the meaning assigned to it in section 2 of the Act.

2.	CONSTRUCTION

2.01	In this Deed -

(i)	words importing the singular include the plural and vice versa,

(ii)	words importing the masculine gender include the feminine gender,

(iii)	any reference to a statute or a statutory provision shall, unless otherwise stated, be a reference to a statute or statutory provision of the Republic of Ireland, and

(iv)	any reference to a statute or a statutory provision shall be construed as if it referred also to that statute or provision as from time to time amended or re-enacted.

SECOND SCHEDULE

THE RULES

		PAGE NUMBER

1.	OFFERS OF PARTICIPATION	14

2.	ELIGIBILITY TO PARTICIPATE	14

2.01	Compulsory eligibility	14
2.02	Discretionary eligibility	14
2.03	Contract of participation	14
2.04	Right of Withdrawal from Salary Forgone Appropriation	14

3.	CALCULATION AND PAYMENT OF CONTRIBUTIONS	15

3.01	Amount of Contribution and Salary Forgone Funds	15
3.02	Scaling down of Contributions	15
3.03	Payment of Contributions	15
3.04	Notification of Participants to Trustees	15

4.	APPLICATION OF CONTRIBUTIONS	15

4.01	General	15
4.02	Method of acquisition	15
4.03	Purchase Price	15
4.04	Initial Market Value	16
4.05	Surplus Contributions and Salary Forgone Funds	16

5.	MATTERS AFFECTING SHARES BEFORE APPROPRIATION	16

5.01	Rights to acquire additional securities	16
5.02	Dividends	16
5.03	Voting rights	16

6.	APPROPRIATION OF SHARES	16

6.01	Time of appropriation	16
6.02	Allocation of Shares	16
6.03	Shares carrying different rights	17
6.04	Rounding	17
6.05	Notification	17

7.	RESTRICTIONS ON APPROPRIATION	17

7.01	Initial Market Value	17
7.02	Salary Forgone Limit	17
7.03	Participation in another Approved Scheme	17
7.04	Cessation of Employment	18
7.05	Statutory prohibition	18
7.06	Unappropriated Shares	18

8.	TRUSTEES’ ACCOUNTABILITY TO A PARTICIPANT	18

9.	DEALINGS WITH A PARTICIPANT’S APPROPRIATED SHARES	18

9.01	Period of Retention	18
9.02	Prior to Release Date	18
9.03	After the Release Date	19
9.04	Notices contrary to restrictions	19
9.05	First in first out	19

10.	VOTING RIGHTS IN RESPECT OF A PARTICIPANT’S APPROPRIATED SHARES	19

11.	RIGHTS ISSUES	19

11.01	Rights offers	19
11.02	Trustees’ right to take no action	19
11.03	Notification to Participants	20
11.04	New Shares	20

12.	CAPITALISATION ISSUES	20

13.	TAKEOVERS AND OTHER TRANSACTIONS AFFECTING A PARTICIPANT’S APPROPRIATED SHARES	20

13.01	Takeovers	20
13.02	Other transactions	20
13.03	Notification	20
13.04	New Shares	21

14.	ALLOCATION OF NEW SECURITIES TO PARTICIPANTS	21

14.01	Allocation amongst Participants	21
14.02	Allocation amongst a Participant’s Appropriated Shares	21

15.	DIRECTIONS AND NOTICES	21

15.01	Participant Notification to Trustees	21
15.02	Trustees’ Notification to Participant	21
15.03	Participating Company and Trustee Notifications	22

16.	ERRORS AND OMISSIONS	22

17.	MISCELLANEOUS	22

17.01	Shareholders’ documents	22
17.02	Stamp Duty	22
17.03	Explanatory booklet	22
17.04	Suspension of Scheme	22
17.05	Decisions by Board	23

Appendix to the Second Schedule		24

1.	OFFERS OF PARTICIPATION

Where the Board in its absolute discretion decides to operate the Scheme in a Fiscal Year, it shall offer participation in the Scheme to all the individuals who are eligible to participate in accordance with Rule 2. Offers under the Scheme shall be made in accordance with the Allocation System and shall be communicated to all employees who are eligible to participate and be open for acceptance in such manner as shall be determined by the Board and approved by the Revenue Commissioners.

2.	ELIGIBILITY TO PARTICIPATE

Compulsory eligibility

2.01:1	An individual will be eligible to participate in the Scheme in a Fiscal Year if he satisfies all of the conditions referred to in Rule 2.01:2.

2.01:2	The conditions referred to in Rule 2.01:1 are that the individual -

(i)	is an employee (including an executive director) of any Participating Company and has been such an employee at all times during the qualifying period (if any) set by the Board,

(ii)	is chargeable to tax in respect of his employment under Schedule E of the Act,

(iii)	has before the date on which the Shares are appropriated entered into a contract with the Company and the Trustees in such form as the Revenue Commissioners may approve, and

(iv)	is not ineligible to participate by virtue of the provisions of Part 4 of Schedule 11 to the Act.

The qualifying period for the purposes of paragraph (i) is such period (if any) as the Board may select being not longer than the qualifying period permitted under the provisions of Schedule 11 to the Act. For the purposes of this Rule 2 any absence from service by any individual due to maternity, parental or other statutory leave or due to injury or disability (certified by a medical practitioner approved by the Board) shall not constitute an interruption of continuous service.

Discretionary eligibility

2.02	The Board may admit to participation in the Scheme any individual who:-

(i)	is on the date on which the Shares are appropriated, or has at any time in the 18 months prior to that date been, an employee of a Participating Company chargeable to tax under Schedule E of the Act and is or was such an employee throughout such qualifying period as may be set by the Board under Rule 2.01.2(i) above,

(ii)	enters into such a contract as is mentioned in Rule 2.01:2, and

(iii)	is not ineligible to participate by virtue of the provisions of Part 4 of Schedule 11 to the Act.

Contract of participation

2.03	Where an individual would be eligible to participate in the Scheme but for the fact that he has not entered into such a contract as is mentioned in Rule 2.01:2, the Company and the Trustees shall offer to enter into such a contract.

Right of withdrawal from Salary Forgone Appropriation

2.04	A Participant may withdraw from a Salary Forgone appropriation by notice in writing to the Trustees at any time up to 5 days before the purchase of Shares under Rule 4 has taken place in relation to the scheduled appropriation. The aggregate amount of any Salary Forgone that has been deducted from the Participant as of the date of withdrawal shall be repaid to the Participant as soon as reasonably practicable following the date that the Trustees receive the withdrawal notice and before the end of the tax year in which it was forgone. Any such repayment shall be made subject to the deduction of appropriate tax, universal social charge, pay related social insurance and any other duties for which the Participating Company is required to account by law.

3.	CALCULATION AND PAYMENT OF CONTRIBUTIONS

Amount of Contribution and Salary Forgone Funds

3.01	In any year in which the Scheme is operated, each Participating Company shall make such Contribution to the Trustees and shall pay such Salary Forgone Funds (if any) to the Trustees in accordance with Rule 3.03 for the benefit of those Participants who are employed by it and are eligible to participate by virtue of Rule 2.01 and/or 2.02 as shall be determined in accordance with the Allocation System.

Scaling down of Contributions

3.02	If the aggregate Contributions of the Participating Companies calculated in accordance with the Allocation System exceed such limit (if any) as the Board may decide, the Contributions of each Participating Company shall be reduced pro rata to the extent necessary to ensure that the limit is not exceeded.

Payment of Contributions

3.03	Each Participating Company will pay its Contribution and any Salary Forgone Funds to the Trustees in respect of each appropriation by no later than one week prior to the proposed date of appropriation or as soon as practicable after, in the case of Contributions, the date that the bonus entitlements comprising the Contribution would have become payable to the Participants and, in the case of Salary Forgone Funds, the date that the last portion of Salary Forgone Funds to be invested were withheld from the Participant provided that all amounts are paid to the Trustees on or before the date of appropriation.

Notification of Participants to Trustees

3.04	Each Participating Company shall notify the Trustees of the names and addresses of the Participants in respect of whom it made its Contribution and in respect of whom Salary Forgone Funds have been paid to the Trustees (where applicable).

4.	APPLICATION OF CONTRIBUTIONS

General

4.01	Subject as hereinafter provided, the Trustees shall apply as soon as practicable after receipt of the Contributions and Salary Forgone Funds and as far as possible the whole of the Contributions and Salary Forgone Funds received by them in the acquisition of Shares in accordance with the following provisions.

Method of acquisition

4.02	The acquisition of any Shares by the Trustees shall be effected as the Board may direct by the purchase of existing Shares through The Stock Exchange.

Purchase Price

4.03:1	Where Shares are purchased for an appropriation, and the Shares are listed on the Stock Exchange, the price for purchase of Shares shall be the purchase price per Share on the Stock Exchange (excluding all costs of purchase) or, if there is more than one purchase price on the Stock Exchange, then the price obtained by dividing the total of such purchase prices by the total number of Shares so purchased.

4.03:2	Where the Shares are purchased for an appropriation and the Shares are not listed on the Stock Exchange, every Share shall be purchased at the price agreed by the Trustees with the Revenue Commissioners to represent the market value, as at the date of purchase by the Trustees (or such earlier date as may be agreed in writing by the Revenue Commissioners and the Trustees for that purpose), of a Share subject to no restrictions of any kind other than those set out in the Articles of Incorporation.

Initial Market Value

4.04	Where Shares are appropriated within 30 days of their acquisition by the Trustees the Initial Market Value of each Share shall be the purchase price per Share as determined in accordance with Rule 4.03:1 or 4.03:2 (as the case may be).

Surplus Contributions and Salary Foregone Funds

4.05	Where the Trustees have not applied any Contributions and/or Salary Forgone Funds received by them in the acquisition of Shares within one month (or such shorter period as the Trustees may decide) after such funds were paid to them, they shall repay the balance pro rata to the Participating Companies from which the funds were received. The Contributions and/or Salary Forgone Funds repaid to each Participating Company must be distributed to each of its employees entitled thereto at the next available pay date (in so far as is practicable) and within one month of the funds being paid to the Trustees and in any event before the end of the tax year in which the funds were paid to the Trustees. Any such payment to an employee shall be made subject to the deduction of appropriate tax, universal social charge, pay related social insurance and any other duties for which the Participating Company is required to account by law.

5.	MATTERS AFFECTING SHARES BEFORE APPROPRIATION

Rights to acquire additional securities

5.01:1	If, prior to the appropriation of any Shares, the Trustees become entitled in respect of those Shares to any capitalisation shares of the same class, the Trustees shall retain the capitalisation shares which shall then form part of the Shares to be appropriated to the Participants.

5.01:2	If, prior to the appropriation of any Shares, the Trustees become entitled in respect of those Shares to any rights to be allotted, or to subscribe for, further securities in the Company (other than an issue of capitalisation shares of the same class as Shares then held by the Trustees), they shall -

(i)	use their best endeavours to sell those rights for the best consideration in money reasonably obtainable at the time, and

(ii)	after providing for any expenses of sale and any taxation payable by them, retain the net proceeds of sale and apply it in meeting the costs and expenses of administering the Scheme (including the payment of their remuneration).

Dividends

5.02	If, prior to the appropriation of any Shares, the Trustees receive any dividends, they shall (after providing for any taxation payable by them) retain the net amount of the dividends and apply it in meeting the costs and expenses of administering the Scheme (including the payment of their remuneration).

Voting rights

5.03	Prior to appropriation of any Shares, the Trustees shall not exercise any voting rights attaching to them or (save as specifically provided in these Rules) transfer or agree to transfer the Shares or any securities or rights to securities allotted in respect of those Shares.

6.	APPROPRIATION OF SHARES

Time of appropriation

6.01	In relation to each appropriation of Shares, the Trustees shall appropriate the Shares acquired by them in accordance with Rule 4 as soon as practicable after the acquisition of the Shares has been completed.

Allocation of Shares

6.02	Subject to the provisions of this Rule 6 and to Rule 7, the number of Shares to be appropriated to a Participant in respect of each appropriation shall, as nearly as possible, be the number of Shares acquired by the Trustees with the Contributions and Salary Foregone Funds respectively received by them in respect of that Participant.

Shares carrying different rights

6.03	Where the Shares acquired by the Trustees consist of Shares the rights in respect of which are not identical, the Trustees shall appropriate the Shares in respect of which the rights are not identical amongst all the Participants in respect of whom a Contribution has been made or Salary Forgone Funds have been paid pro rata to their entitlement determined in accordance with the Allocation System.

Rounding

6.04	If strict adherence to the proportionate basis for appropriation of Shares purchased from Contributions and Salary Foregone Funds respectively provided by Rule 6.02 or Rule 6.03 would give rise to the appropriation of fractions of a Share, the Trustees shall round the relevant appropriations down to the next whole Share as they think fit (treating Shares purchased from Contributions and Shares purchased from Salary Foregone Funds separately) so as to eliminate fractions and return any surplus funds not applied for the acquisition of Appropriated Shares to the Participating Company from which they were received. Such surplus funds shall be returned to the eligible employee entitled to them by the relevant Participating Company at the next available pay date (in so far as practicable) and before the end of the tax year to which they relate. Any such payment to an employee shall be made subject to the deduction of appropriate tax, universal social charge, pay related social insurance and any other duties for which the Participating Company is required to account by law.

Notification

6.05	As soon as practicable after any appropriation of Shares to a Participant the Trustees shall notify him in writing of the number, description and Initial Market Value of those Shares and the date upon which they were appropriated to him.

7.	RESTRICTIONS ON APPROPRIATION

Initial Market Value Limit

7.01	The Initial Market Value of the Shares appropriated to any Participant in any Year of Assessment shall not exceed €12,700 or, if lower, the statutory maximum permitted under the Act from time to time on the total Initial Market Values of Shares which may be appropriated to that Participant under the Scheme in that Year of Assessment.

Salary Forgone Limit

7.02	The maximum amount of Salary Forgone Funds allocated to the Scheme by a Participant in any Year of Assessment shall be the lower of 7.5% of Basic Salary and the amount of bonus funds or Contribution invested, provided also that the number of Shares acquired with Salary Forgone Funds in respect of any appropriation shall not exceed the number of Shares acquired in that appropriation and/or in that tax year from Contributions made on that Participant’s behalf by a Participating Company.

Participation in another Approved Scheme

7.03	Save as permitted under Part 4 of Schedule 11 to the Act, the Trustees shall not appropriate Shares to a Participant if in the same Year of Assessment as the appropriation occurs shares have been appropriated to him under another Approved Scheme established by the Company or by -

(i)	a company which controls or is controlled by the Company or which is controlled by a company which also controls the Company, or

(ii)	a company which is a member of a consortium owning the Company or which is owned in part by the Company as a member of a consortium,

and for the purposes of this Rule 7.03 the terms “control” and “consortium” shall bear the same meaning as they bear in Part 1 of Schedule 11 to the Act.

Cessation of employment

7.04	The Trustees shall not, unless the Board decides otherwise, appropriate Shares to a Participant if before that time they have been notified by the Company that the Participant is no longer an employee or director of any of the Participating Companies.

Statutory prohibition

7.05	The Trustees shall not -

(i)	appropriate Shares to a Participant who is required by Part 4 of Schedule 11 to the Act to be precluded from having Shares appropriated to him, or

(ii)	appropriate to a Participant Shares which do not satisfy the conditions set out in Part 3 of Schedule 11 to the Act.

Unappropriated Shares

7.06	The Trustees shall use their best endeavours to sell any Shares purchased from Contributions which they do not appropriate under Rule 6 or Rule 7 for the best consideration in money reasonably obtainable at the time and the net proceeds of sale (after providing for any expenses of sale and any taxation which may be payable by them) shall be retained by the Trustees and applied in meeting the costs and expenses of administering the Scheme (including the payment of their remuneration).

8.	TRUSTEES’ ACCOUNTABILITY TO A PARTICIPANT

Subject to the other provisions of these Rules, the Trustees shall distribute to a Participant as soon as practicable any money or other assets, including, without limitation, dividends (after deducting any taxation which may be payable by them) received by them in respect of, or by reference to, his Appropriated Shares excluding -

(i)	any New Shares,

(ii)	such amount of any sum so received as the Trustees may be obliged under section 511 of the Act to pay other than to a Participant in accordance with the provisions of that section,

(iii)	such part of any sum so received as the Trustees may be obliged by the Act to deduct in respect of income tax, and

(iv)	any sum received by them on a sale of rights pursuant to Rule 11 and which is to be applied on the direction of the Participant concerned in financing the exercise of other rights.

9.	DEALINGS WITH A PARTICIPANT’S APPROPRIATED SHARES

Period of Retention

9.01	Subject to Rule 13, during the Period of Retention applicable to any of a Participant’s Appropriated Shares, he shall permit them to remain registered in the name of the Trustees and shall not assign, charge or otherwise dispose of his beneficial interest in them.

Prior to Release Date

9.02	At any time after the end of the Period of Retention applicable to any of a Participant’s Appropriated Shares and before the relevant Release Date he must -

(i)	not direct the Trustees to dispose of any of those Shares (except as provided by paragraphs (ii) and (iii) below or in Rule 13) except by sale for the best consideration in money as can reasonably be obtained at the time,

(ii)	if he directs the Trustees to transfer any of those Shares to him, pay to the Trustees before the transfer takes place such sum on account of income tax as the Trustees may require from him in accordance with section 511 of the Act, and

(iii)	agree with the Trustees not to sell the beneficial interest in any of those Shares to the Trustees except for cash at a price equal to that which the Trustees would have been required to obtain had they simultaneously sold those Shares in accordance with a direction given under paragraph (i) above.

After the Release Date

9.03	As soon as practicable following the Release Date applicable to a Participant’s Appropriated Shares, the Trustees shall, unless the Participant has otherwise directed them, transfer the ownership of his Shares into his name or the name of any person of whom they have received notice that the beneficial interest in those Shares is vested (or to a nominee to be held on behalf of such Participant or such person).

Notices contrary to restrictions

9.04	The Trustees shall not, prior to the relevant Release Date, act in respect of any direction, agreement or notice given in relation to a Participant’s Appropriated Shares if, to their knowledge, the Participant is or would, upon implementation, be in breach of his obligations under this Rule 9.

First in first out

9.05	Where -

(i)	a Participant assigns, charges or otherwise disposes of the beneficial interest in any of his Appropriated Shares or whenever the beneficial interest in his Appropriated Shares is vested in some other person, and

(ii)	the assignment, charge, disposal or vesting is made from a holding of his Appropriated Shares which was appropriated to him at different times,

then, for all the purposes of these Rules, the assignment, charge, disposal or vesting shall be treated as being of Shares which were appropriated earlier before those which were appropriated later.

10.	VOTING RIGHTS IN RESPECT OF PARTICIPANT’S APPROPRIATED SHARES

10.01:1	Subject to Rule 13.02, the Trustees shall insofar as is possible vote (or appoint a proxy to vote) in respect of a Participant’s Appropriated Shares in accordance with any directions given to them by the Participant (but shall not vote on a show of hands other than to request a poll) and, in the absence of directions, the Trustees shall not vote in respect of those Shares.

10.01:2	Notwithstanding Rule 10.01:1 above, but subject to Rule 11 and Rule 13 the Trustees are not required to seek voting instructions in respect of a Participant’s Shares and neither are they required to copy to Participants any notices, circulars or other documents sent to them as a holder of Shares but the Trustees may make such documents available to a Participant on request.

11.	RIGHTS ISSUES

Rights offers

11.01	Where the Company makes an offer or invitation conferring any rights upon its members to acquire against payment additional securities in the Company, the Trustees shall comply with any direction from a Participant concerning the exercise or sale of any rights which, in accordance with Rule 14.01, are attributable to his Appropriated Shares.

Trustees’ right to take no action

11.02	The Trustees may ignore and take no action in respect of -

(i)	any direction from a Participant to exercise a part of his rights except to the extent that they have been provided with the full amount payable on such exercise either by him or with his authority out of the net proceeds of the sale, nil paid, of another part of the rights attributable to his Shares, and

(ii)	any direction from a Participant which is received by them less than seven days before the last date for acceptance and payment of the rights.

Notification to Participants

11.03	If the Trustees receive any such offer or invitation as is referred to in Rule 11.01, they shall notify each Participant concerned of the rights calculated in accordance with the provisions of Rule 14.01 which are attributable to his Appropriated Shares.

New Shares

11.04	Subject to the Act and to Rule 14, any New Shares taken up by the Trustees on behalf of a Participant under this Rule 11 shall form part of his Appropriated Shares and shall be deemed to have been appropriated at the same time as, and shall be held by the Trustees on the same terms as, the Appropriated Shares to which they relate.

12.	CAPITALISATION ISSUES

Where the Company allots any New Shares by way of capitalisation to the Trustees in respect of a Participant’s Appropriated Shares, the New Shares shall, subject to Rule 14, form part of that Participant’s Appropriated Shares and shall be deemed to have been appropriated at the same time as, and shall be held by the Trustees on the same terms as, the Appropriated Shares to which they relate.

13.	TAKEOVERS AND OTHER TRANSACTIONS AFFECTING A PARTICIPANT’S APPROPRIATED SHARES

Takeovers

13.01	Where -

(i)	an offer is made to acquire any Participant’s Appropriated Shares in circumstances such that the acceptance of the offer will result in a new holding (as defined in section 584 of the Act) being equated with those Shares for the purposes of capital gains tax, or

(ii)	an offer is made to acquire any Participant’s Appropriated Shares as part of a general offer made to holders of securities of the same class as the Participant’s Appropriated Shares or of shares in the Company for a cash consideration, with or without other assets and is also made in the first instance on a condition such that if it is satisfied the person making the offer will have control of the Company (within the meaning of section 11 of the Act), or

(iii)	a transaction is proposed which affects a Participant’s Appropriated Shares or such of them as are of a particular class and that transaction would be entered into pursuant to a compromise, arrangement or scheme applicable to or affecting -

(i)	all the Shares of the Company or, as the case may be, all the securities of the class in question, or

(ii)	all the shares or securities of the class in question which are held by a class of shareholders identified otherwise than by reference to their employment or their participation in an Approved Scheme, then the Participant concerned may direct the Trustees to accept the offer or, as the case may be, to agree to the compromise, arrangement or scheme in respect of his Shares.

Other transactions

13.02	Where an offer is made or compromise, arrangement or scheme is proposed affecting any of a Participant’s Appropriated Shares which does not fall within Rule 13.01, the Participant may only direct the Trustees to accept or agree to it to the extent that implementation thereof would not result in a breach of Rule 9.

Notification

13.03	The Trustees will take all reasonable steps to notify Participants of the principal terms of any offer, compromise, arrangement or scheme falling within this Rule 13 and in the absence of any direction from a Participant concerning how the Trustees should act in respect of his Shares following any offer, compromise, arrangement or scheme falling within this Rule 13, the Trustees shall not take any action in respect thereof.

New Shares

13.04	Subject to Rule 14, any New Shares related to any of a Participant’s Appropriated Shares which, in accordance with the provisions of this Rule 13, are taken up by the Trustees on his behalf shall form part of his Appropriated Shares and shall be deemed to have been appropriated to him at the same time as, and shall be held by the Trustees on the same terms as, the Appropriated Shares to which they relate.

14.	ALLOCATION OF NEW SECURITIES TO PARTICIPANTS

Allocation amongst Participants

14.01:1	If the Trustees become entitled to receive any shares, securities or other rights in respect of their holding of Participants’ Appropriated Shares, the Trustees shall allocate such shares, securities or other rights amongst the Participants concerned on a proportionate basis.

14.01:2	If the allocation made in accordance with Rule 14.01:1 should give rise to a fraction of a share, security or right, the Trustees shall -

(i)	round such aggregate allocation down to the next whole share, security or right, and

(ii)	sell any remaining shares, securities or rights and distribute the proceeds of sale (after deducting any expenses of sale and any taxation which may be payable by them) to the Participants concerned in due proportion.

Allocation amongst a Participant’s Appropriated Shares

14.02	Where the Trustees receive any New Shares in respect of their holding of a Participant’s Appropriated Shares, the Trustees shall allocate the New Shares to that Participant on a proportionate basis by reference to the relative times of appropriation of his Appropriated Shares and, if the allocation should give rise to a fraction of a New Share, the Trustees shall round the allocation up or down to the next whole New Share as they think fit.

15.	DIRECTIONS AND NOTICES

Participant Notification to Trustees

15.01:1	To be valid any direction to the Trustees in respect of a Participant’s Appropriated Shares must be given by note in writing sent by ordinary pre-paid post or personally delivered to the Trustees by or on behalf of the Participant or any person in whom the beneficial interest in his Shares is for the time being vested and shall only be effective when received by the Trustees. Notwithstanding the foregoing, the Trustees may at the risk of the Participant concerned act on instructions given or purported to be given by telegram, cablegram, facsimile message, telex message or email.

15.01:2	Where a direction is duly given and received as mentioned in Rule 15.01:1 -

(i)	the Trustees shall use their best endeavours to carry it out as soon as practicable after receipt, and

(ii)	the Trustees shall incur no liability to a Participant or to any such person as aforesaid if they act following receipt of a direction or revocation which purports to have been duly given as aforesaid.

Trustees’ Notification to Participant

15.02	The Trustees’ duty to send or make or provide any notification, document, payment or other communication to a Participant shall be duly discharged if the same is:-

(i)	personally delivered or

(ii)	delivered at or sent by ordinary pre-paid post to the Participant’s address as shown in the Trustees’ records for the time being or the Participating Company for the time being employing that Participant or

(ii)	where the Participant agrees, if sent by electronic mail to the Participant at the electronic mail address as shown in the Trustees’ records for the time being or if Participants are provided with details of where they can access notifications or information on a website or intranet site and subject to their compliance with the provisions of this paragraph, the Trustees shall not be concerned to see that any Participant or any such person as aforesaid actually receives the same or be under any liability in the event of non-receipt thereof.

Participating Company and Trustee Notifications

15.03	All notices, notifications and certificates to be given by any Participating Company to the Trustees under the Scheme and to be given by the Trustees to any Participating Company:

(i)	shall, subject to subrule (ii) below, be in writing and shall be sent by ordinary pre-paid post or personally delivered to the recipient at their last-known address or at such other address as the recipient may from time to time notify to the sender, or

(ii)	if the Trustees and the Company so agree, may be in such other form including facsimile and electronic mail as agreed,

(iii)	and will be effective only upon receipt.

16.	ERRORS AND OMISSIONS

If as a result of an error or omission -

(i)	a Participating Company fails to make a Contribution or pay Salary Forgone Funds to the Trustees which are attributable to a Participant in accordance with these Rules within the period provided in Rule 3, or

(ii)	Shares to which a Participant is entitled in accordance with these Rules are not acquired on his behalf within the period contemplated by Rule 4, or

(iii)	Shares to which a Participant is entitled are not appropriated to him within the period contemplated by Rule 6, or

(iv)	some other provision of the Scheme is not strictly adhered to the Company, the Participating Company and the Trustees may, but without obligation so to do, do all such acts and things as may be agreed in writing with the Revenue Commissioners to rectify the error or omission notwithstanding that such actions may fall outside the time limits contemplated by or otherwise conflict with the other provisions of these Rules.

17.	MISCELLANEOUS

Shareholders’ documents

17.01	If so requested by any Participant, the Company will provide Participants with copies of the annual report and accounts and all notices and circulars sent to holders of Shares of the Company.

Stamp duty

17.02	Any stamp duty payable on a transfer of a Participant’s Appropriated Shares to him shall be paid by the Trustees.

Explanatory booklet

17.03	The Company will issue a booklet to each Participant explaining the operation of the Scheme and the procedure for giving directions to the Trustees.

Suspension of Scheme

17.04	The Company may, by resolution of the Board before any Appropriation Date, determine to suspend the operation of the Scheme either temporarily or permanently. If such suspension is resolved to be permanent, no further Shares will be appropriated, but the provisions of the Scheme in relation to Shares already appropriated will continue in full force and effect so far as this is possible in compliance with the applicable law.

Decisions by Board

17.05	The decision of the Board in any dispute or question affecting any Participant under this Scheme (other than a dispute or question affecting the rights or liabilities of the Trustees) will be final and conclusive subject to the concurrence of the auditors where required under the provisions hereof.

APPENDIX TO THE SECOND SCHEDULE

THE ALLOCATION SYSTEM

Operation of the Scheme

The decision whether or not to operate the Scheme in any Fiscal Year and whether to operate the Scheme for each appropriation within that Fiscal Year shall be taken by the Board in its absolute discretion. If the Board decides not to operate the Scheme in any Fiscal Year no appropriations will be made under the Scheme in that year. If the Board decides to operate the Scheme, there may be either one or two appropriations within that Fiscal Year (see Timing of appropriation below) at the Board’s absolute discretion.

Timing of appropriation

In any Fiscal Year in which the Board decides to operate the Scheme, there may be two appropriations of Shares (at the Board’s discretion). The first appropriation (the “June Appropriation”) will take place in June in that Fiscal Year on such date (the “June Appropriation Date”) as the Board may decide. The second appropriation (the “December Appropriation”) will take place in December in that Fiscal Year on such date (the “December Appropriation Date”) as the Board may decide. In so far as is possible, the date selected by the Board in June will be not later than one month prior to the immediately following announcement of the Company’s interim results and the date selected by the Board in December will be not later than one month prior to the immediately following announcement of the Company’s final results. The Board may in its absolute discretion decide not to operate the Scheme for the June Appropriation or the December Appropriation in any Fiscal Year in which the Scheme is operated.

Basis of Entitlement

(1)	For any appropriation when the Scheme is operated, the basis of entitlement for Participants will be determined by the Board in accordance with this Appendix (as amended from time to time).

(2)	Within two of the Participating Subsidiaries there will be separate business units as follows:

(a) Kraft Foods Ireland Production Limited: this company comprises two separate business units, the “Cadbury Manufacturing Unit” and the “Adams Manufacturing Unit”.

(b) Kraft Foods Europe Services GmbH: this company comprises two separate units, the “Cadbury Services Unit” and the “Adams Services Unit”.

(3)	In respect of all Participants who are employed in the Cadbury Manufacturing Unit, the Cadbury Services Unit, Kraft Foods Ireland Limited and Kraft Foods Europe Procurement GmbH the basis of entitlement for any appropriation when the Scheme is operated will be set by reference to Part 1 below.

(4)	In respect of all Participants who are employed in the Adams Manufacturing Unit and the Adams Services Unit, the basis of entitlement for any appropriation when the Scheme is operated will be set by reference to Part 2 below.

(5)	In addition, the Board may, at its discretion, determine whether salary forgone, as set out at Part 3 below, will also be allowed in respect of any appropriation of Shares. If salary forgone is to be allowed in respect of any appropriation, it will be allowed for each Participating Company and every Participant.

(6)	The number of Shares to be appropriated by the Trustees to each Participant shall be determined in accordance with Rule 7.

(7)	The amount payable in respect of each Participant determined in accordance with this Allocation System must be paid to the Trustees by the relevant Participating Company.

PART 1

Basis of Entitlement – Cadbury Manufacturing Unit, Cadbury Services Unit, Kraft Foods Ireland Limited and Kraft Foods Europe Procurement GmbH

The basis of entitlement for Participants under this Part 1 in respect of any appropriation when the Scheme is operated may at the Board’s absolute discretion comprise any one or more, of 1.1, 1.2, 1.3 and 1.4 below.

The offer to participate in the Scheme under this Part 1 may be made on the basis that all (and not some only) of the bonus entitlement be invested under the Scheme or may allow for partial investment of the bonus as the Board may decide (and the Board’s decision in this regard under Part 1 shall be the same as that under Part 2, unless otherwise agreed in advance with the Revenue Commissioners).

For the purposes of this Part 1 maternity leave, parental leave or other statutory leave, pre-arranged holidays, bereavement leave, jury service and other leave pre-approved by an appropriate line manager shall not constitute absence.

1.1	Flat Rate Payment

Where at the discretion of the Board, this paragraph 1.1 is operated in respect of any appropriation the Board shall set an amount payable to each Participant under this paragraph 1.1. Any amount to be allocated pursuant to this paragraph 1.1 shall be calculated and expressed as a fixed amount of money payable equally to each Participant save that where a Participant has entered service within the 6 month period prior to the date that invitations are sent out to employees for the relevant appropriation (the “Invitation Date”), the amount payable to that Participant shall be reduced pro rata according to the ratio which his period of service completed up to the Invitation Date bears to the preceding 6 month period.

1.2	First Attendance Award

Where at the discretion of the Board this paragraph 1.2 is operated in respect of any appropriation, the Board shall determine, for each Relevant Attendance Quarter, a fixed sum of money (the “Maximum Attendance Award”) which shall be the maximum that can be allocated in respect of each Participant under this paragraph for that Relevant Attendance Quarter. The amount (the “Attendance Award”) that may be allocated to each Participant will be determined in accordance with the following provisions.

Each Participant’s Attendance Award will be (i), (ii) or (iii) below, determined as follows in relation to each Relevant Attendance Quarter:

(i)	if a Participant’s absence from work in the Relevant Attendance Quarter is 6% or more but his absence from work over the aggregate of the Relevant Attendance Quarter and the Preceding Attendance Quarter is less than 3%, the amount to be allocated in respect of that Participant shall be 20% of the Maximum Attendance Award, or;

(ii)	if a Participant’s absence from work in the Relevant Attendance Quarter is less than 6% the amount to be allocated in respect of that Participant shall be 80% of the Maximum Attendance Award, or;

(iii)	if a Participant’s absence from work over the aggregate of the Relevant Attendance Quarter and the Preceding Attendance Quarter is less than 3%, the amount to be allocated in respect of that Participant will be 100% of the Maximum Attendance Award.

“Relevant Attendance Quarter” means, in respect of the June Appropriation, the First Attendance Quarter and the Second Attendance Quarter and, in respect of the December Appropriation, means the Third Attendance Quarter and the Fourth Attendance Quarter.

“First Attendance Quarter” means the period beginning on 1 November of any year and ending on the last day of January in the following year.

“Second Attendance Quarter” means the period beginning on 1 February in any year and ending on the last day of April in that year.

“Third Attendance Quarter” means the period beginning on 1 May of any year and ending on the last day of July in that year.

“Fourth Attendance Quarter” means the period beginning on 1 August of any year and ending on the last day of October in that year.

“Preceding Attendance Quarter” means, in relation to a Relevant Attendance Quarter, the immediately preceding Relevant Attendance Quarter.

The Attendance Award for the First Quarter will be paid out in February of the relevant year. The Attendance Award for the Second Quarter will be paid out in May of the relevant year. On payment eligible employees will be given the option of accepting the payment immediately in cash subject to statutory withholdings or electing to invest the Attendance Award under the Scheme as part of the June appropriation.

The Attendance Award for the Third Quarter will be paid out in August of the relevant year. The Attendance Award for the Fourth Quarter will be paid out in November of the relevant year. On payment eligible employees will be given the option of accepting the payment immediately in cash subject to statutory withholdings or electing to invest the Attendance Award under the Scheme as part of the December appropriation.

1.3	Second Attendance Award

Where at the discretion of the Board this paragraph 1.3 is operated in respect of any appropriation, the Board shall determine an amount payable under this paragraph 1.3 to each Participant who is not absent from work for one day or for one shift (as the case may be) within the period of twelve months preceding the appropriation nominated by the Board.

Provided always that in order to qualify for an additional attendance award under this paragraph 1.3, the participant must have been an employee of a Participating Company for at least 13 weeks at the time of the appropriation.

1.4	Third Attendance Award

Where at the discretion of the Board this paragraph 1.4 is operated in respect of any appropriation the Board shall determine the amounts payable under this paragraph 1.4 as follows:-

-	A fixed amount shall be set by the Board as payable to every eligible employee with an absence of less than 1% in the preceding year; and/or

-	A fixed amount shall be set by the Board as payable to every eligible employee with an absence of less than 1% over the preceding 2 years.

For the purposes of this paragraph 1.4 attendance shall be measured over such 12 month period and 24 month period preceding the relevant appropriation as the Board shall specify.

PART 2

Basis of Entitlement—Adams Manufacturing Unit and Adams Services Unit

The offer to participate in the Scheme under this Part 2 may be made on the basis that all (and not some only) of the bonus entitlement be invested under the Scheme or may allow for partial investment of the bonus, as the Board may decide (and the Board’s decision in this regard under Part 2 shall be the same as that under Part 1, unless otherwise agreed in advance with the Revenue Commissioners).

The amount to be allocated in respect of each Participant who is employed within the Adams Manufacturing Unit and Adams Services Unit under this Part 2 for any appropriation when the Scheme is operated will be such percentage of the Participant’s remuneration as the Board shall in their absolute discretion determine for that appropriation.

For the purposes of this Part 2, remuneration shall be the annual rate of emoluments of a Participant arising from his employment within the Adams Manufacturing Unit or Adams Services Unit, as determined for each appropriation on the date that invitations are sent out to employees for that appropriation (the “Invitation Date”) and which:

(i)	consist of payments of basic salary or basic wage, and

(ii) are subject to the deduction of income tax under Schedule E but so that the emoluments are adjusted to include all employee contributions made to an occupational pension scheme which have been deducted before subjecting the emoluments to income tax.

Provided that where a Participant has entered service in the Adams Manufacturing Unit or Adams Services Unit in the 6 month period prior to the Invitation Date his remuneration shall be reduced pro rata according to the ratio which his period of service completed up to the Invitation Date bears to the preceding 6 month period.

PART 3

Salary Forgone

If the Board determines that Salary Forgone will be permitted in respect of a particular appropriation of Shares under the Scheme, each Participant may forego salary which will be allocated to the Scheme to acquire Shares for that Participant, subject to the limits on salary forgone participation set out at Rule 7 of the Scheme.

THIRD SCHEDULE

THIS DEED is made the • day of • BETWEEN -

(1)	KRAFT FOODS INC. registered in Virginia, United States of America and whose registered office is at Three Lakes Drive, Northfield, IL 60093 (the “Company”),

(2)	[ ] of [ ] (the “Trustees”), and

(3)	[ ] whose registered office is at [ ] (hereinafter called the “Adhering Company”).

RECITALS

(A)	This Deed is supplemental to a Deed of [ ] made between the Company, the Trustees and the Participating Subsidiaries (the “Principal Deed”) whereby the Company established The Kraft Foods Inc. Irish Employee Share Scheme (the “Scheme”).

(B)	The Adhering Company is a Subsidiary of and under the control of the Company within the meaning of the Scheme.

(C)	In pursuance of the power contained in Clause 8 of the Principal Deed, the Company has agreed that subject to it entering into this Deed the Adhering Company may become a Participating Company within the meaning of the Scheme.

THIS DEED PROVIDES as follows:-

1.	The Company hereby agrees that the Adhering Company shall be a Participating Company for the purposes of the Scheme provided that the Adhering Company shall be deemed not to be such a Participating Company for the purposes of the operation of Rules 1, 2 and 3 of the Scheme as from the date it ceases to be a Subsidiary of the Company (within the meaning of the U.S. Securities Exchange Act of 1934, (as amended) or under the control of the Company (within the meaning of section 432 of the Taxes Consolidation Act 1997 of the Republic of Ireland) or as from such other date as the Company may by deed declare.

2.	The Adhering Company hereby covenants with the Company and with the Trustees that subject to the proviso to Clause 1 above it will observe and perform all covenants, conditions and provisions contained in the Principal Deed applicable to Participating Companies.

IN WITNESS whereof this Deed has been duly executed as a deed by the parties to it the day and year first before written.

Executed as a Deed by
Kraft Foods Inc.

/s/ David Pendleton
David Pendleton
Authorized Signatory on behalf of Kraft Foods Inc.
/s/ Carol Ward
Carol Ward Secretary
Given under the Common Seal of
Kraft Foods Ireland Production Limited
/s/ Patrick Miskelly
Patrick Miskelly—Director

/s/ Noel Carr
Noel Carr—Director
Given under the Common Seal of
Kraft Foods Europe Services GmBH
/s/ Tobias Hutter
Tobias Hutter, Director

/s/ Rene Keiser
Rene Keiser, Director
Given under the Common Seal of
Kraft Foods Ireland Limited
/s/ Brian O’Sullivan
Brian O’Sullivan – Director

/s/ Kieran Conway
Kieran Conway—Director
Given under the Common Seal of
Kraft Foods Europe Procurement GmbH
/s/ Natasha Lee
Natasha Lee, Director

/s/ Dario De Domenico
Dario De Domenico, Director
Signed and delivered as a Deed by
Paul Butler in the presence of
/s/ Paul Butler
/s/ Jamie McCarron
Witness signature
Drumcoo Woods, Tydavnet, Co. Monaghan
Address
Pensions Administrator
Occupation

Signed and delivered as a Deed by
Fintan O’Reilly in the presence of
/s/ Fintan O’Reilly

/s/ Jamie McCarron
Witness signature
Drumcoo Woods, Tydavnet, Co. Monaghan
Address
Pensions Administrator
Occupation

Signed and delivered as a Deed by
Timothy Bartle in the presence of	/s/ Timothy Bartle

/s/ Jamie McCarron
Witness signature
Drumcoo Woods, Tydavnet, Co. Monaghan
Address
Pensions Administrator
Occupation